CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

          We have issued our report dated March 14, 2001, accompanying the consolidated financial statements of Frederick Brewing Co. included in this Form 10-KSB for the fiscal year ended December 31, 2000. We hereby consent to the incorporation by reference of said report in the Registration Statements of Frederick Brewing Co. on Form S-8 (File No. 333-53971) effective May 29, 1998.

/s/ GRANT THORNTON LLP

Cleveland, Ohio
May 25, 2001